Exhibit 10.16

AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO
REVOLVING LINE OF CREDIT
NOTE

$4,000,000.00                     Date:    December 31, 1996
Chicago, Illinois                  Due:    April 30, 1998

	FOR VALUE RECEIVED, the undersigned, (jointly and severally if more than one) ("Borrower"), promises to pay to the order of American National Bank and Trust Company of Chicago ("Bank"), at its principal place of business in Chicago, Illinois or such other place as Bank may designate from time to time hereafter, the principal sum of Four Million and No/100 Dollars ($4,000,000.00) or such lesser principal sum as may be owed by Borrower to Bank hereunder, such payment to occur on April 30, 1998. Borrower's obligations under this Note shall be defined and referred to herein as "Borrower's Liabilities."

	This Note restates and replaces a Revolving Line of Credit Note in the principal amount of $4,000,000.00, dated December 27, 1995 executed by Borrower in favor of Bank (the "Prior Note") and is not a repayment or novation of the Prior Note.

	Borrower may prepay all or part of the principal, together with accrued interest on the amount so prepaid, without penalty during the term of the Note. All prepayments shall be applied upon installments of the most remote maturity.

	The principal amount of this Note is available to the Borrower on a revolving basis. The undersigned may borrow, repay and reborrow any amount, subject to the limitations contained in the Loan Agreement dated March 28, 1995, as amended from time to time, executed by and between Corcom, Inc. and Bank (the "Loan Agreement"), provided that the total outstanding principal balance does not exceed the principal amount of this Note and that Borrower has complied with all the terms of this Note and the Loan Agreement. The books and records of the Bank shall be determinative of the unpaid balance of this Note from time to time outstanding, absent manifest error.

	Reference is hereby made to the Loan Agreement for a statement of the terms and conditions under which the loan evidenced hereby has been made, is to be repaid and for a statement of Bank's remedies upon the occurrence of an "Event of Default" as defined in the Loan Agreement. The terms and conditions of the Loan Agreement are incorporated herein by reference in their entirety.

	Borrower's Liabilities unpaid from time to time shall bear interest (computed on the basis of a 360-day year and actual days elapsed) from the date hereof until paid at a per annum rate at all times equal to the Bank's Base Rate or equivalent as announced or published publicly from time to time (the "Base Rate"). Therefore, interest shall be calculated for each day at 1/360th of the applicable per annum rate. The Base Rate is not indicative of the lowest or best rate offered by the Bank to any customer or group of customers. A change in the Base Rate shall constitute a corresponding change in the interest rate hereunder effective on and as of the date of such change in the Base Rate. The above notwithstanding, Borrower may elect to and cause all or a portion of the principal outstanding on this Note to bear interest at a daily rate equal to one and one-half percent (1 1/2) in excess of the London Interbank Offered Rate ("LIBOR") as announced by Bank from time to time pursuant to the terms and conditions of that certain London Interbank Offered Rate Borrowing Agreement between Borrower and Bank of even date herewith. Interest accruing prior to maturity shall be payable by Borrower to Bank monthly, or as billed by Bank to Borrower, at Bank's principal place of business, or at such other place as Bank may designate from time to time hereafter. All unpaid interest at maturity shall be paid with the principal amount of Borrower's Liabilities due hereunder.

	Upon the occurrence of an Event of Default, as hereinafter defined, interest on the unpaid principal balance shall accrue at a rate equal to the then existing Base Rate plus three percent (3%) per annum.

	Borrower agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the amount recorded on the books and records of the Bank shall be prima facie evidence of the unpaid principal balance of this Note; provided that the failure of the Bank to record any advance hereunder shall not limit or otherwise affect the obligation of the Company to repay the principal amount owing on this Note together with accrued interest thereon.

	If any payment becomes due and payable on a Saturday, Sunday or legal holiday under the laws of the State of Illinois, the due date of such payment shall be extended to the next business day. If the date for any payment of principal is thereby extended or is extended by operation of law or otherwise, interest thereon shall be payable at the then applicable rate of interest for such extended time.

	Borrower warrants and represents to Bank that Borrower shall use the proceeds represented by this Note solely for the proper business purposes, and consistently with all applicable laws and statutes.

	All of Bank's rights and remedies under this Note are cumulative and non-exclusive. The acceptance by Bank of any partial payment made hereunder after the time when any of Borrower's Liabilities become due and payable will not establish a custom, or waive any rights of Bank to enforce prompt payment thereof. Bank's failure to require strict performance by Borrower of any provision of this Note shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any waiver of an Event of Default hereunder shall not suspend, waive or affect any other Event of Default hereunder. Borrower and every endorser waive presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of this Note, and hereby ratify and confirm whatever Bank may do in this regard. Borrower further waives any and all notice or demand to which Bank might to entitled with respect to this Note by virtue of any applicable statute or law (to the extent permitted by law).

	Borrower agrees to pay, upon Bank's demand therefore, any and all reasonable costs, fees and expenses (including attorneys' fees, costs and expenses) incurred in enforcing any of Bank's rights hereunder, and to the extent not paid the same shall become part of Borrower's Liabilities hereunder.

	If any provision of this Note or the application thereof to any party or circumstance is held invalid or unenforceable, the remainder of this Note and the application thereof to other parties or circumstances will not be affected thereby, the provisions of this Note being severable in any such instance.

	This Note is submitted by Borrower to Bank at Bank's principal place of business and shall be deemed to have been made there at. This Note shall be governed and controlled by the laws of the State of Illinois as to interpretation, validity, construction, affect, choice of law and in all other respects.

	No modification, waiver, estoppel, amendment, discharge or change of this Note or any related instrument shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, estoppel, amendment, discharge or change is sought.

	TO INDUCE BANK TO ACCEPT THIS NOTE, BORROWER IRREVOCABLY AGREES THAT, SUBJECT TO BANK'S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS NOTE SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE AND WAIVES ANY OBJECTION IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING INSTITUTED HEREUNDER.

	BORROWER AND BANK IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS NOTE OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR
(II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS NOTE OR ANY SUCH AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

			BORROWER:

			CORCOM, INC.
			By:  s/s Thomas J. Buns
			Its:  Vice President

			ATTESTED:
			By:   s/s Walter Roth
			Its:   Secretary


LONDON INTERBANK OFFERED RATE BORROWING AGREEMENT

	THIS LONDON INTERBANK OFFERED RATE ("LIBOR") BORROWING AGREEMENT (this "Agreement"), dated as of the 31st day of December, 1996 by and between AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO ("Bank"), a national banking association with its principal place of business at 33 North LaSalle Street, Chicago, Illinois 60690, and CORCOM, INC., ("Borrower"), an Illinois corporation with its principal place of business at 844 East Rockland Road, Libertyville, Illinois, has reference to the following facts and circumstances:

	A.	Borrower has requested and Bank has agreed to extend an
interest rate option of 1.50% per annum in excess of the LIBOR; and

	B.	Borrower has executed a Promissory Note dated December 31,
1996, in the amount of $4,000,000.00 in favor of Bank (the "Note") which reflects the LIBOR option.

	NOW, THEREFORE, in consideration of any loan, advance, extension of credit and/or other financial accommodation at any time made by Bank to or for the benefit of Borrower, and of the promises set forth herein, the parties hereto agree as follows:

1.  DEFINITIONS AND TERMS

	1.1	 The following words, terms and/or phrases shall have the
meanings set forth thereafter and such meanings shall be applicable to the singular and plural form thereof; whenever the context so requires, the use of "it" in reference to Borrower shall mean Borrower as identified at the beginning of this Agreement:

		(a)	"Amortization Date":  the dates specified in the Note
                 when principal payments are due.

		(b)	"Borrowing": any portion of Borrower's liabilities
                 bearing interest at LIBOR.

		(c)	"Business Day": any day on which American National
                Bank and Trust Company of Chicago, 33 N. LaSalle Street, Chicago, Illinois 60690,is open for regular business.

		(d)	"Event of Default": the definition ascribed to this
                 term in the Note.

		(e)	"Interest Period": the period commencing on the date
                a LIBOR Loan is made and ending, as the Borrower may select, 30, 60, 90, 120 or 180 days thereafter.

		(f)	"LIBOR Loans": any principal portion of Borrower's
                liabilities bearing interest at LIBOR.

		(g)	"LIBOR Margin":  150 basis points (1.50%).

		(h)	"Maturity Date":  the date specified in the Note upon
                which the Borrower's liabilities are due and payable in full.

	1.2	Any terms or phrases not specifically defined in this
Agreement shall have the meanings ascribed to them in the Note.

	2.  MANNER OF LIBOR ELECTION

	2.1	Borrower may elect to cause all or a portion of the principal outstanding on the Notes to bear interest at a daily rate equal to the daily rate equivalent of 1.50% in excess of LIBOR, subject to the following conditions:

	(a)	Not more than five (5) nor less than two (2) Business Days
prior to the requested date of any LIBOR Borrowing, Borrower shall deliver to Bank an irrevocable written or telephonic notice setting forth the requested date and amount of such Borrowing (which amount shall not be less than $100,000.00 and, if in excess of $100,000.00, shall be in integral multiples of $100,000.00) and the requested Interest Period of such Borrowing;

	(b)  	The LIBOR used in computing the interest rate applicable to
such Borrowing shall be the LIBOR as quoted by Bank to Borrower as being in effect for the date of such Borrowing plus the LIBOR Margin, computed on the basis of a 360-day year and actual days elapsed, and shall be fixed for the requested period of such Borrowing;

	(c)  	Such Borrowing may not be prepaid prior to the expiration of the requested Interest Period of such Borrowing and shall be repaid in full on the last day of the requested Interest Period of such Borrowing;

	(d)  	With respect to any Borrowing of LIBOR Loans, Borrower may
not select an Interest Period that extends beyond the Maturity Date of the Note; and

	(e)  	With respect to any Borrowing of LIBOR Loans under the Note,
Borrower may not select an Interest Period that extends beyond any Amortization Date unless, after giving effect to such requested Borrowing, the aggregate unpaid principal amount of such Loans having Maturity Dates after such Amortization Date does not exceed the aggregate principal amount of the Note scheduled to be outstanding after such Amortization Date.

	2.2	In the event Borrower fails to give notice pursuant to Section
2.1(a) above of the borrowing of the principal amount of any maturing LIBOR Borrowing and has not notified the Bank by 10:00 a.m. (Chicago time) on the day such Borrowing matures that it intends to renew such Borrowing, then Borrower shall be deemed to have requested a Borrowing of Base or Prime Rate Loans (as defined in the Note) on such day in the amount of the maturing Borrowing.

	3.  GENERAL PROVISIONS

	3.1	Funding Indemnity.  In the event Bank shall incur any loss,
cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

	(a)  	any payment or prepayment of a LIBOR Loan on a date other than the last day of its Interest Period,

	(b)  	any failure by Borrower to borrow a LIBOR Loan on the date
specified in a notice given pursuant to Section 2.1 hereof,

	(c)  	any failure by Borrower to make any payment of principal on
any LIBOR Loan when due (whether by acceleration or otherwise), or

	(d)  	any acceleration of the maturity of a LIBOR Loan as a result of the occurrence of any Event of Default,

then, upon the demand of Bank, Borrower shall pay to Bank such amount as will reimburse Bank for such loss, cost or expense. If Bank makes such a claim for compensation, it shall provide to Borrower a certificate executed by an officer of Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive.

	3.2	Availability of LIBOR Loans.  If Bank determines that
maintenance of its Loans would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if Bank determines that deposits of a type and maturity appropriate to match fund LIBOR Loans are not available to it then Bank shall forthwith give notice thereof to Borrower, whereupon, until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Bank to make LIBOR Loans shall be suspended.

	IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year specified at the beginning hereof.

CORCOM, INC.

By:_s/s Thomas J. Buns
Its:   Vice President

ATTEST:
By: s/s Walter Roth
           Secretary

	Accepted this 31st day of December, 1996, at Bank's principal place of business in the City of Chicago, State of Illinois.

AMERICAN NATIONAL BANK AND TRUST
COMPANY OF CHICAGO

By:   s/s  Jack C. Gonder
Its:    Commercial Banking Officer